1.	Issuer
Alameda Corridor Transp. A
2.	Date of purchase:
5/12/16
3.	Underwriter from
whom purchased:
BAML, Barclays, Citi,
Stifel Nicolaus
4.	Name of
Affiliated
Broker-Dealer (as
defined in the
Rule 10f-3
Procedures)
managing or
participating in
syndicate (attach
list of all
members of
syndicate):
Barclays, Cititgroup, RBC,
Stifel Nicolaus, BAML
(senior)
5.	Aggregate
principal amount
of purchase:
$1,500,000
6.	Aggregate
principal amount
of offering:
$601,005,000
7.	Purchase price
(Net of fees and
expenses):
$118.56
8.	Date offering
commenced:
5/12/16
9.	Offering price at
close of first
full business day
on which any
sales are made:
$119.948
10.	Commission,
spread or profit:
..45 pts
11.	Have the following conditions been
satisfied:

Yes
NO
a.	Registered
Public
Offerings:  The
securities are
a part of an
issue
registered
under the
Securities Act
of 1933, which
is being
offered to the
public:
X

b.	Rule 144A
Offerings:  The
securities are
(i) offered or
sold in
transactions
exempt from
registration
under section
4(2) of the
1934 Act, Rule
144A
thereunder, or
Rules 501- 508
thereunder;
(ii) the
securities are
sold to
qualified
institutional
buyers, as
defined in Rule
144(a)(1); and
(iii) the
securities are
eligible for
resale to other
qualified
institutional
buyers pursuant
to Rule 144A.

X
c.	In respect of
any securities
other than
municipal
securities, the
issuer of such
securities has
been in
continuous
operation for
not less than
three years
(including the
operations of
predecessors).

X
d.	The securities
were purchased
prior to the
end of the
first day on
which any sales
were made, at a
price that was
not more than
the price paid
by each other
purchaser of
securities in
that offering
or in any
concurrent
offering of the
securities
(except, in the
case of an
Eligible
Foreign
Offering, for
any rights to
purchase that
are required by
law to be
granted to
existing
security
holders of the
issuer),
provided,
however, that
if the
securities were
offered for
subscription
upon exercise
of rights, the
securities were
purchased on or
before the
fourth day
preceding the
day on which
the rights
offering
terminated.
X

e.	The
underwriting
was a firm
commitment
underwriting.
X

f.	The commission,
spread or
profit was
reasonable and
fair in
relation to
that being
received by
others for
underwriting
similar
securities
during the same
period.
X

g.	The amount of
securities of
any class of
such issue
purchased by
all of the
series of the
Fund advised by
the Adviser,
all investment
companies
advised by the
Adviser, and
all accounts
with respect to
which the
Adviser has
investment
discretion if
the Adviser
exercised such
investment
discretion with
respect to the
purchase, did
not exceed 25%
of the
principal
amount of the
offering of
such class or
if purchased in
a Rule 144A
Offering, 25%
of the total of
:  (i) the
principal
amount of the
offering of
such class sold
by underwriters
or members of
the selling
syndicate to
qualified
institutional
buyers as
defined in Rule
144A(a)(1) plus
(ii) the
principal
amount of the
offering of
such class in
any concurrent
public
offering.
X

h.	No Affiliated
Underwriter was
(i) a direct or
indirect
participant or
benefited
directly or
indirectly
from, the
purchase; or
(ii) in respect
to the purchase
of Eligible
Municipal
Securities,
such purchase
is not
designated as a
group sale or
otherwise
allocated to
the account of
any person from
whom this
paragraph
prohibits the
purchase.
X




Approved:






Board of
Trustees
Review
Date: